Exhibit 99.1
News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

THOUSAND OAKS, Calif. (Jan. 30, 2020) - Amgen (NASDAQ:AMGN) today announced financial results for the fourth quarter and full year 2019 versus comparable periods in 2018. Key results include:

•	For the fourth quarter, total revenues decreased 1% to $6.2 billion in comparison to the fourth quarter of 2018, reflecting the impact of biosimilar and generic competition against select products.

◦
Product sales declined 2% globally, while units grew double digits or better for Repatha® (evolocumab), Parsabiv® (etelcalcetide), BLINCYTO® (blinatumomab), Aimovig® (erenumab-aooe), Prolia® (denosumab), Nplate® (romiplostim) and Vectibix® (panitumumab).

•	For the full year, total revenues decreased 2% to $23.4 billion, with product sales decreasing 1%.

•
GAAP earnings per share (EPS) decreased 5% to $2.85 in the fourth quarter driven by higher operating expenses, offset partially by lower weighted-average shares outstanding. GAAP EPS increased 2% to $12.88 for the full year driven by lower weighted-average shares outstanding, offset partially by lower operating income.

◦
For the fourth quarter, GAAP operating income decreased 14% to $2.0 billion and GAAP operating margin decreased 4.9 percentage points to 34.8%. For the full year, GAAP operating income decreased 6% to $9.7 billion and GAAP operating margin decreased 1.9 percentage points to 43.6%.

•
Non-GAAP EPS increased 6% in the fourth quarter to $3.64 and 3% to $14.82 for the full year benefited by lower weighted-average shares outstanding. The increase for the full year was offset partially by lower operating income.

◦
For the fourth quarter, non-GAAP operating income decreased 4% to $2.6 billion and non-GAAP operating margin decreased 0.7 percentage points to 44.6%. For the full year, non-GAAP operating income decreased 6% to $11.2 billion and non-GAAP operating margin decreased 2.4 percentage points to 50.2%.

•	The Company generated $8.5 billion of free cash flow for the full year versus $10.6 billion in 2018.

•	2020 total revenues guidance of $25.0-$25.6 billion; EPS guidance of $10.85-$11.65 on a GAAP basis and $14.85-$15.60 on a non-GAAP basis.
"We are entering a period of new product driven revenue growth," said Robert A. Bradway, chairman and chief executive officer. "Heading into 2020, our capital allocation priorities are clear, and we look forward to several important clinical data readouts from our innovative pipeline this year."

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

$Millions, except EPS, dividends paid per share and percentages	Q4'19	Q4'18	YOY Δ	FY'19	FY'18	YOY Δ
Total Revenues	$6,197	$6,230	(1%)	$23,362	$23,747	(2%)
GAAP Operating Income	$2,048	$2,382	(14%)	$9,674	$10,263	(6%)
GAAP Net Income	$1,703	$1,928	(12%)	$7,842	$8,394	(7%)
GAAP EPS	$2.85	$3.01	(5%)	$12.88	$12.62	2%
Non-GAAP Operating Income	$2,621	$2,717	(4%)	$11,157	$11,857	(6%)
Non-GAAP Net Income	$2,174	$2,186	(1%)	$9,028	$9,573	(6%)
Non-GAAP EPS	$3.64	$3.42	6%	$14.82	$14.40	3%
Dividends Paid Per Share	$1.45	$1.32	10%	$5.80	$5.28	10%
References in this release to “non-GAAP” measures, measures presented “on a non-GAAP basis” and to “free cash flow” (computed by subtracting capital expenditures from operating cash flow) refer to non-GAAP financial measures. Adjustments to the most directly comparable GAAP financial measures and other items are presented on the attached reconciliations.

Product Sales Performance

•
Total product sales decreased 2% for the fourth quarter of 2019 versus the fourth quarter of 2018. Product sales decreased 1% for the full year driven by lower net selling price, offset partially by higher unit demand.

•	Prolia sales increased 15% for the fourth quarter and 17% for the full year driven by higher unit demand.

•	EVENITY® (romosozumab-aqqg) launched in 2019, generating sales of $85 million in the fourth quarter and $189 million for the full year.

•	Repatha sales increased 26% for the fourth quarter and 20% for the full year driven primarily by higher unit demand, offset partially by net selling price.

•
Aimovig sales increased 3% for the fourth quarter driven by higher unit demand, offset partially by unfavorable changes in accounting estimates. Full year sales grew 157% driven primarily by unit demand.

•	Parsabiv sales increased 49% for the fourth quarter and 88% for the full year driven primarily by higher unit demand, offset partially by net selling price.

•	Otezla® (apremilast) was acquired on Nov. 21, 2019, and generated $178 million in sales for the period.

•
Enbrel® (etanercept) sales increased 2% for the fourth quarter and 4% for the full year driven primarily by favorable changes in accounting estimates and higher net selling price, offset partially by lower unit demand.

•	AMGEVITA™ (adalimumab) generated $71 million of sales in the fourth quarter and $215 million for the full year.

•	KYPROLIS® (carfilzomib) sales increased 6% for the fourth quarter and 8% for the full year driven by higher unit demand.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

•	XGEVA® (denosumab) sales increased 7% for the fourth quarter and 8% for the full year driven primarily by higher unit demand and, to a lesser extent, higher net selling price.

•	Vectibix sales increased 8% for the fourth quarter and the full year driven by higher unit demand.

•	Nplate sales increased 15% for the fourth quarter and 11% for the full year driven primarily by higher unit demand.

•	BLINCYTO sales increased 27% for the fourth quarter and 36% for the full year driven by higher unit demand.

•	KANJINTI™* (trastuzumab-anns) generated $103 million of sales in the fourth quarter and $226 million for the full year.

•	MVASI™* (bevacizumab-awwb) generated $84 million of sales in the fourth quarter and $127 million for the full year.

•	Neulasta® (pegfilgrastim) sales decreased 43% for the fourth quarter and 28% for the full year driven by the impact of biosimilar competition on unit demand and lower net selling price.

•
NEUPOGEN® (filgrastim) sales decreased 17% for the fourth quarter driven by the impact of competition on unit demand. Sales decreased 28% for the full year driven by the impact of competition on unit demand and lower net selling price.

•	EPOGEN® (epoetin alfa) sales decreased 20% for the fourth quarter driven by lower net selling price and unit demand. Sales decreased 14% for the full year driven primarily by lower net selling price.

•
Aranesp® (darbepoetin alfa) sales decreased 10% for the fourth quarter driven by the impact of competition on unit demand and lower net selling price as well as unfavorable changes in inventory. Sales decreased 8% for the full year driven primarily by the impact of competition of unit demand.

•	Sensipar/Mimpara® (cinacalcet) sales decreased 76% for the fourth quarter and 69% for the full year driven by the impact of generic competition on unit demand.

* Registered in the United States.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q4'19			Q4'18	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	$499	$253	$752	$655	15%
EVENITY®	27	58	85	—	*
Repatha®	117	83	200	159	26%
Aimovig®	98	—	98	95	3%
Parsabiv®	156	23	179	120	49%
Otezla®	139	39	178	—	*
Enbrel®	1,306	40	1,346	1,315	2%
AMGEVITA™	—	71	71	11	*
KYPROLIS®	171	95	266	251	6%
XGEVA®	366	123	489	456	7%
Vectibix®	80	102	182	168	8%
Nplate®	125	85	210	182	15%
BLINCYTO®	50	30	80	63	27%
KANJINTI™	79	24	103	23	*
MVASI™	79	5	84	—	*
Neulasta®	583	82	665	1,169	(43%)
NEUPOGEN®	41	21	62	75	(17%)
EPOGEN®	210	—	210	264	(20%)
Aranesp®	180	247	427	474	(10%)
Sensipar®/Mimpara®	36	71	107	448	(76%)
Other**	27	60	87	73	19%
Total product sales	$4,369	$1,512	$5,881	$6,001	(2%)

* Change in excess of 100%
** Other includes GENSENTA, Bergamo, Corlanor® and IMLYGIC®.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

$Millions, except percentages	FY'19			FY'18	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL
Prolia®	$1,772	$900	$2,672	$2,291	17%
EVENITY®	42	147	189	—	*
Repatha®	376	285	661	550	20%
Aimovig®	306	—	306	119	*
Parsabiv®	550	80	630	336	88%
Otezla®	139	39	178	—	*
Enbrel®	5,050	176	5,226	5,014	4%
AMGEVITA™	—	215	215	11	*
KYPROLIS®	654	390	1,044	968	8%
XGEVA®	1,457	478	1,935	1,786	8%
Vectibix®	316	428	744	691	8%
Nplate®	480	315	795	717	11%
BLINCYTO®	176	136	312	230	36%
KANJINTI™	118	108	226	44	*
MVASI™	121	6	127	—	*
Neulasta®	2,814	407	3,221	4,475	(28%)
NEUPOGEN®	178	86	264	365	(28%)
EPOGEN®	867	—	867	1,010	(14%)
Aranesp®	758	971	1,729	1,877	(8%)
Sensipar®/Mimpara®	252	299	551	1,774	(69%)
Other**	105	207	312	275	13%
Total product sales	$16,531	$5,673	$22,204	$22,533	(1%)

* Change in excess of 100%
** Other includes GENSENTA, Bergamo, IMLYGIC® and Corlanor®.
Operating Expense, Operating Margin and Tax Rate Analysis
On a GAAP basis:

•
Total Operating Expenses increased 8% in the fourth quarter and 2% for the full year. Cost of Sales margin increased 3 percentage points in the fourth quarter driven primarily by amortization of intangible assets acquired in the Otezla acquisition. For the full year, Cost of Sales margin increased 1.4 percentage points driven primarily by unfavorable product mix and amortization of intangible assets acquired in the Otezla acquisition, offset partially by lower royalties and lower manufacturing costs. Research & Development (R&D) expenses increased 11% in the fourth quarter and 10% for the full year driven by higher spending in research and early pipeline in support of our oncology programs. The full year was offset partially by lower spend in support of marketed programs. Selling, General & Administrative (SG&A) expenses decreased 3% in the fourth quarter driven by lower spend for launched and marketed products and lower general and administrative expenses, offset partially by Otezla commercial-related expenses. For the full year, SG&A expenses decreased 3% driven by lower general and administrative expenses, the end of certain amortization of intangible assets in 2018 and lower spend for launched and marketed products, offset partially by Otezla commercial-related expenses. Other expenses increased in the fourth quarter driven primarily by restructuring costs in 2019. For the full year, other operating expenses decreased driven primarily by an impairment charge in 2018 of an intangible asset.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

•	Operating Margin decreased 4.9 percentage points in the fourth quarter to 34.8% driven primarily by the Otezla acquisition, and decreased 1.9 percentage points for the full year to 43.6%.

•
Tax Rate increased 2.3 percentage points in the fourth quarter and 2.1 percentage points for the full year due primarily to a prior-year tax benefit associated with intercompany sales under U.S. corporate tax reform.

On a non-GAAP basis:

•
Total Operating Expenses increased 2% in the fourth quarter and 3% for the full year. Cost of Sales margin decreased 0.2 percentage points in the fourth quarter. For the full year, Cost of Sales margin increased 0.5 percentage points driven primarily by unfavorable product mix, offset partially by lower royalties and lower manufacturing costs. R&D expenses increased 11% for the fourth quarter and 10% for the full year driven by higher spending in research and early pipeline in support of our oncology programs. The full year was offset partially by lower spend in support of marketed programs. SG&A expenses decreased 2% in the fourth quarter driven by lower spend for launched and marketed products and lower general and administrative expenses, offset partially by Otezla commercial-related expenses. For the full year, SG&A expenses decreased 2% driven by lower general and administrative expenses and lower spend for launched and marketed products, offset partially by Otezla commercial-related expenses.

•	Operating Margin decreased 0.7 percentage points to 44.6% in the fourth quarter, and decreased 2.4 percentage points to 50.2% for the full year.

•
Tax Rate increased 1.6 percentage points in the fourth quarter and 1.5 percentage points for the full year due primarily to a prior-year tax benefit associated with intercompany sales under U.S. corporate tax reform.

$Millions, except percentages	GAAP			Non-GAAP
	Q4'19	Q4'18	YOY Δ	Q4'19	Q4'18	YOY Δ
Cost of Sales	$1,253	$1,096	14%	$790	$819	(4%)
% of product sales	21.3%	18.3%	3 pts.	13.4%	13.6%	(0.2) pts.
Research & Development	$1,312	$1,182	11%	$1,285	$1,162	11%
% of product sales	22.3%	19.7%	2.6 pts.	21.9%	19.4%	2.5 pts.
Selling, General & Administrative	$1,513	$1,559	(3%)	$1,501	$1,532	(2%)
% of product sales	25.7%	26.0%	(0.3) pts.	25.5%	25.5%	0.0 pts.
Other	$71	$11	*	$—	$—	—%
Total Operating Expenses	$4,149	$3,848	8%	$3,576	$3,513	2%

Operating Margin
operating income as % of product sales	34.8%	39.7%	(4.9) pts.	44.6%	45.3%	(0.7) pts.

Tax Rate	14.1%	11.8%	2.3 pts.	14.9%	13.3%	1.6 pts.

* Change in excess of 100%
pts: percentage points

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

$Millions, except percentages	GAAP			Non-GAAP
	FY'19	FY'18	YOY Δ	FY'19	FY'18	YOY Δ
Cost of Sales	$4,356	$4,101	6%	$3,065	$3,001	2%
% of product sales	19.6%	18.2%	1.4 pts.	13.8%	13.3%	0.5 pts.
Research & Development	$4,116	$3,737	10%	$4,027	$3,657	10%
% of product sales	18.5%	16.6%	1.9 pts.	18.1%	16.2%	1.9 pts.
Selling, General & Administrative	$5,150	$5,332	(3%)	$5,113	$5,232	(2%)
% of product sales	23.2%	23.7%	(0.5) pts.	23.0%	23.2%	(0.2) pts.
Other	$66	$314	(79%)	$—	$—	—%
Total Operating Expenses	$13,688	$13,484	2%	$12,205	$11,890	3%

Operating Margin
operating income as % of product sales	43.6%	45.5%	(1.9) pts.	50.2%	52.6%	(2.4) pts.

Tax Rate	14.2%	12.1%	2.1 pts.	15.0%	13.5%	1.5 pts.

pts: percentage points
Cash Flow and Balance Sheet

•
The Company generated $2.3 billion of free cash flow in the fourth quarter of 2019 versus $3.0 billion in the fourth quarter of 2018 due primarily to timing of tax payments. The Company generated $8.5 billion of free cash flow for the full year 2019 versus $10.6 billion in 2018 due primarily to unfavorable changes in working capital, an advanced tax deposit and lower net income.

•
The Company’s fourth quarter 2019 dividend of $1.45 per share was declared on Oct. 22, 2019, and was paid on Dec. 6, 2019, to all stockholders of record as of Nov. 15, 2019, representing a 10% increase from the fourth quarter of 2018. The Company's first quarter 2020 dividend of $1.60 per share declared on Dec. 11, 2019, will be paid on March 6, 2020, to all stockholders of record as of Feb. 14, 2020, representing a 10% increase from that paid in each of the previous four quarters of 2019.

•
During the fourth quarter of 2019, the Company repurchased 5.1 million shares of common stock at a total cost of $1.1 billion. For the full year, the Company repurchased 40.2 million shares of common stock at a total cost of $7.6 billion. At the end of the fourth quarter, the Company had $6.5 billion remaining under its stock repurchase authorization.

$Billions, except shares	Q4'19	Q4'18	YOY Δ	FY'19	FY'18	YOY Δ
Operating Cash Flow	$2.5	$3.2	$(0.7)	$9.2	$11.3	$(2.1)
Capital Expenditures	0.2	0.2	0.0	0.6	0.7	(0.1)
Free Cash Flow	2.3	3.0	(0.6)	8.5	10.6	(2.0)
Dividends Paid	0.9	0.8	0.0	3.5	3.5	0.0
Share Repurchases	1.1	2.2	(1.1)	7.6	17.9	(10.2)
Average Diluted Shares (millions)	598	640	(42)	609	665	(56)

Cash and Investments	8.9	29.3	(20.4)	8.9	29.3	(20.4)
Debt Outstanding	29.9	33.9	(4.0)	29.9	33.9	(4.0)
Stockholders' Equity	9.7	12.5	(2.8)	9.7	12.5	(2.8)

Note: Numbers may not add due to rounding

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

2020 Guidance
For the full year 2020, the Company expects:

•	Total revenues in the range of $25.0 billion to $25.6 billion.

•	On a GAAP basis, EPS in the range of $10.85 to $11.65 and a tax rate in the range of 10.5% to 11.5%.

•	On a non-GAAP basis, EPS in the range of $14.85 to $15.60 and a tax rate in the range of 13.5% to 14.5%.

•	Capital expenditures to be approximately $700 million.
Fourth Quarter Product and Pipeline Update
The Company provided the following updates on selected product and pipeline programs:
Otezla

•	Data from the Phase 3 study in patients with mild-to-moderate psoriasis are expected by mid-year 2020.

•
A supplemental New Drug Application (sNDA) to expand the Prescribing Information to include data from the Phase 3 scalp psoriasis study is under review by the U.S. Food and Drug Administration (FDA) with a Prescription Drug User Fee Act target action date in April 2020.

EVENITY

•	In December 2019, the European Commission (EC) granted marketing authorization for EVENITY for the treatment of severe osteoporosis in postmenopausal women at high risk of fracture.

KYPROLIS

•
In January, an sNDA was submitted to the FDA to expand the Prescribing Information to include KYPROLIS in combination with dexamethasone and DARZALEX® (daratumumab) for patients with relapsed or refractory multiple myeloma based on data from the Phase 3 CANDOR study.

•
In November, a marketing authorization application (MAA) was accepted by the China National Medical Products Administration (NMPA) for the use of KYPROLIS plus dexamethasone for the treatment of relapsed and refractory multiple myeloma.

BLINCYTO

•	In December, the China NMPA granted priority review for the MAA for the treatment of adults with relapsed or refractory B-cell acute lymphoblastic leukemia.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

AMG 510

•	A potentially pivotal Phase 2 monotherapy study in advanced non-small cell lung cancer (NSCLC) completed enrollment and data are expected in 2020.

•	A Phase 2 monotherapy study is enrolling advanced colorectal cancer patients.

•	A Phase 1b study in combination with MEK inhibition is enrolling advanced colorectal and non-small cell lung cancer patients.

•	The ongoing Phase 1 monotherapy study is also enrolling treatment naïve NSCLC patients.

•
In 2020, additional data are expected from the first-in-human monotherapy study in patients with multiple solid tumors, and initial data are expected from a Phase 1 study in combination with KEYTRUDA® (pembrolizumab) in patients with advanced NSCLC.

•
In January, the Company announced strategic collaborations with leading diagnostic companies, Guardant Health, Inc. and QIAGEN N.V., to develop blood- and tissue-based companion diagnostics, respectively.

Omecamtiv mecarbil

•	Data from the event driven Phase 3 GALACTIC-HF cardiovascular outcomes study are expected in Q4 2020.

AVSOLA™ (infliximab-axxq)

•	In December, the FDA approved AVSOLA for all approved indications of the reference product, Remicade® (infliximab).

ABP 798 (biosimilar rituximab)

•	In December, a Biologics License Application was submitted to the FDA for ABP 798, a biosimilar candidate to Rituxan® (rituximab).

EVENITY is developed in collaboration with UCB globally, as well as our joint venture partner Astellas in Japan
Omecamtiv mecarbil is being developed under a collaboration between Amgen and Cytokinetics, with funding and strategic support from Servier
KEYTRUDA is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co. Inc.
Remicade is a registered trademark of Janssen Biotech Inc.
Rituxan is a registered trademark of Biogen Inc.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Non-GAAP Financial Measures
In this news release, management has presented its operating results for the fourth quarters and full years of 2019 and 2018, in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on a non-GAAP basis. In addition, management has presented its full year 2020 EPS and tax rate guidance in accordance with GAAP and on a non-GAAP basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the fourth quarters and full years of 2019 and 2018. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP.
The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s ongoing business activities by facilitating comparisons of results of ongoing business operations among current, past and future periods. The Company believes that FCF provides a further measure of the Company’s liquidity.
The Company uses the non-GAAP financial measures set forth in the news release in connection with its own budgeting and financial planning internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
About Amgen
Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.
Amgen focuses on areas of high unmet medical need and leverages its expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.
For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.
Forward-Looking Statements
This news release contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations with any other company, including BeiGene, Ltd., or the Otezla acquisition, including anticipated Otezla sales growth and the timing of non-GAAP EPS accretion, as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful. A breakdown, cyberattack or information security breach could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

###

CONTACT: Amgen, Thousand Oaks
Trish Hawkins, 805-447-5631 (media)
Arvind Sood, 805-447-1060 (investors)

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Amgen Inc.
Consolidated Statements of Income - GAAP
(In millions, except per-share data)
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2019	2018	2019	2018
Revenues:
Product sales	$5,881	$6,001	$22,204	$22,533
Other revenues	316	229	1,158	1,214
Total revenues	6,197	6,230	23,362	23,747

Operating expenses:
Cost of sales	1,253	1,096	4,356	4,101
Research and development	1,312	1,182	4,116	3,737
Selling, general and administrative	1,513	1,559	5,150	5,332
Other	71	11	66	314
Total operating expenses	4,149	3,848	13,688	13,484

Operating income	2,048	2,382	9,674	10,263

Interest expense, net	301	352	1,289	1,392
Interest and other income, net	236	155	753	674

Income before income taxes	1,983	2,185	9,138	9,545

Provision for income taxes	280	257	1,296	1,151

Net income	$1,703	$1,928	$7,842	$8,394

Earnings per share:
Basic	$2.87	$3.04	$12.96	$12.70
Diluted	$2.85	$3.01	$12.88	$12.62

Weighted-average shares used in calculation of earnings per share:
Basic	593	635	605	661
Diluted	598	640	609	665

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Amgen Inc.
Consolidated Balance Sheets - GAAP
(In millions)

	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash, cash equivalents and marketable securities	$8,911	$29,304
Trade receivables, net	4,057	3,580
Inventories	3,584	2,940
Other current assets	1,888	1,794
Total current assets	18,440	37,618

Property, plant and equipment, net	4,928	4,958
Intangible assets, net	19,413	7,443
Goodwill	14,703	14,699
Other assets	2,223	1,698
Total assets	$59,707	$66,416

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$9,882	$9,069
Current portion of long-term debt	2,953	4,419
Total current liabilities	12,835	13,488

Long-term debt	26,950	29,510
Long-term deferred tax liabilities	606	864
Long-term tax liabilities	8,037	8,770
Other noncurrent liabilities	1,606	1,284
Total stockholders’ equity	9,673	12,500
Total liabilities and stockholders’ equity	$59,707	$66,416

Shares outstanding	591	630

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(Dollars in millions)
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2019	2018	2019	2018
GAAP cost of sales	$1,253	$1,096	$4,356	$4,101
Adjustments to cost of sales:
Acquisition-related expenses (a)	(463)	(276)	(1,291)	(1,099)
Certain net charges pursuant to our restructuring initiatives	—	(1)	—	(1)
Total adjustments to cost of sales	(463)	(277)	(1,291)	(1,100)
Non-GAAP cost of sales	$790	$819	$3,065	$3,001

GAAP cost of sales as a percentage of product sales	21.3%	18.3%	19.6%	18.2%
Acquisition-related expenses (a)	-7.9	-4.7	-5.8	-4.9
Certain net charges pursuant to our restructuring initiatives	0.0	0.0	0.0	0.0
Non-GAAP cost of sales as a percentage of product sales	13.4%	13.6%	13.8%	13.3%

GAAP research and development expenses	$1,312	$1,182	$4,116	$3,737
Adjustments to research and development expenses:
Acquisition-related expenses (a)	(25)	(19)	(87)	(78)
Certain net charges pursuant to our restructuring initiatives	(2)	(1)	(2)	(2)
Total adjustments to research and development expenses	(27)	(20)	(89)	(80)
Non-GAAP research and development expenses	$1,285	$1,162	$4,027	$3,657

GAAP research and development expenses as a percentage of product sales	22.3%	19.7%	18.5%	16.6%
Acquisition-related expenses (a)	-0.4	-0.3	-0.4	-0.4
Certain net charges pursuant to our restructuring initiatives	0.0	0.0	0.0	0.0
Non-GAAP research and development expenses as a percentage of product sales	21.9%	19.4%	18.1%	16.2%

GAAP selling, general and administrative expenses	$1,513	$1,559	$5,150	$5,332
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (a)	(12)	(19)	(38)	(84)
Certain net charges pursuant to our restructuring initiatives	—	(8)	1	(16)
Total adjustments to selling, general and administrative expenses	(12)	(27)	(37)	(100)
Non-GAAP selling, general and administrative expenses	$1,501	$1,532	$5,113	$5,232

GAAP selling, general and administrative expenses as a percentage of product sales	25.7%	26.0%	23.2%	23.7%
Acquisition-related expenses (a)	-0.2	-0.3	-0.2	-0.4
Certain net charges pursuant to our restructuring initiatives	0.0	-0.2	0.0	-0.1
Non-GAAP selling, general and administrative expenses as a percentage of product sales	25.5%	25.5%	23.0%	23.2%

GAAP operating expenses	$4,149	$3,848	$13,688	$13,484
Adjustments to operating expenses:
Adjustments to cost of sales	(463)	(277)	(1,291)	(1,100)
Adjustments to research and development expenses	(27)	(20)	(89)	(80)
Adjustments to selling, general and administrative expenses	(12)	(27)	(37)	(100)
Certain net charges pursuant to our restructuring initiatives	(46)	(1)	(44)	7
Certain other expenses	—	—	—	(25)
Acquisition-related adjustments (b)	(25)	(10)	(22)	(296)
Total adjustments to operating expenses	(573)	(335)	(1,483)	(1,594)
Non-GAAP operating expenses	$3,576	$3,513	$12,205	$11,890

GAAP operating income	$2,048	$2,382	$9,674	$10,263
Adjustments to operating expenses	573	335	1,483	1,594
Non-GAAP operating income	$2,621	$2,717	$11,157	$11,857

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

	Three months ended December 31,		Years ended December 31,
	2019	2018	2019	2018
GAAP operating income as a percentage of product sales	34.8%	39.7%	43.6%	45.5%
Adjustments to cost of sales	7.9	4.7	5.8	4.9
Adjustments to research and development expenses	0.4	0.3	0.4	0.4
Adjustments to selling, general and administrative expenses	0.2	0.5	0.2	0.5
Certain net charges pursuant to our restructuring initiatives	0.8	0.0	0.2	0.0
Certain other expenses	0.0	0.0	0.0	0.0
Acquisition-related adjustments (b)	0.5	0.1	0.0	1.3
Non-GAAP operating income as a percentage of product sales	44.6%	45.3%	50.2%	52.6%

GAAP interest and other income, net	$236	$155	$753	$674
Adjustments to other income (c)	—	—	—	(68)
Non-GAAP interest and other income, net	$236	$155	$753	$606

GAAP income before income taxes	$1,983	$2,185	$9,138	$9,545
Adjustments to operating expenses	573	335	1,483	1,594
Adjustments to other income (c)	—	—	—	(68)
Non-GAAP income before income taxes	$2,556	$2,520	$10,621	$11,071

GAAP provision for income taxes	$280	$257	$1,296	$1,151
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	99	77	329	362
Other income tax adjustments (e)	3	—	(32)	(15)
Total adjustments to provision for income taxes	102	77	297	347
Non-GAAP provision for income taxes	$382	$334	$1,593	$1,498

GAAP tax as a percentage of income before taxes	14.1%	11.8%	14.2%	12.1%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (d)	0.7	1.5	1.1	1.6
Other income tax adjustments (e)	0.1	0.0	-0.3	-0.2
Total adjustments to provision for income taxes	0.8	1.5	0.8	1.4
Non-GAAP tax as a percentage of income before taxes	14.9%	13.3%	15.0%	13.5%

GAAP net income	$1,703	$1,928	$7,842	$8,394
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	474	258	1,154	1,164
Other income tax adjustments (e)	(3)	—	32	15
Total adjustments to net income	471	258	1,186	1,179
Non-GAAP net income	$2,174	$2,186	$9,028	$9,573

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Amgen Inc.
GAAP to Non-GAAP Reconciliations
(In millions, except per-share data)
(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share:

	Three months ended December 31, 2019		Three months ended December 31, 2018
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$1,703	$2,174	$1,928	$2,186

Weighted-average shares for diluted EPS	598	598	640	640

Diluted EPS	$2.85	$3.64	$3.01	$3.42

	Year ended December 31, 2019		Year ended December 31, 2018
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$7,842	$9,028	$8,394	$9,573

Weighted-average shares for diluted EPS	609	609	665	665

Diluted EPS	$12.88	$14.82	$12.62	$14.40

(a)	The adjustments related primarily to noncash amortization of intangible assets acquired in business combinations.

(b)	For the year ended December 31, 2018, the adjustment related primarily to an impairment charge associated with a nonkey in-process research and development asset.

(c)	For the year ended December 31, 2018, the adjustment related to the net gain associated with the Kirin-Amgen, Inc., share acquisition.

(d)
The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three months and year ended December 31, 2019, were 17.3% and 22.2%, compared with 23.0% and 23.7% for the corresponding periods of the prior year.

(e)	The adjustments related primarily to certain acquisition items and prior-period items excluded from GAAP earnings.

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Amgen Inc.
Reconciliations of Cash Flows
(In millions)
(Unaudited)

	Three months ended December 31,		Years ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$2,514	$3,194	$9,150	$11,296
Net cash (used in) provided by investing activities	(5,963)	(4,637)	5,709	14,339
Net cash used in financing activities	(1,929)	(3,568)	(15,767)	(22,490)
(Decrease) increase in cash and cash equivalents	(5,378)	(5,011)	(908)	3,145
Cash and cash equivalents at beginning of period	11,415	11,956	6,945	3,800
Cash and cash equivalents at end of period	$6,037	$6,945	$6,037	$6,945

	Three months ended December 31,		Years ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$2,514	$3,194	$9,150	$11,296
Capital expenditures	(188)	(225)	(618)	(738)
Free cash flow	$2,326	$2,969	$8,532	$10,558

AMGEN REPORTS FOURTH QUARTER AND FULL YEAR 2019 FINANCIAL RESULTS

Amgen Inc.
Reconciliation of GAAP EPS Guidance to Non-GAAP
EPS Guidance for the Year Ending December 31, 2020
(Unaudited)

GAAP diluted EPS guidance	$10.85	—	$11.65
Known adjustments to arrive at non-GAAP*:
Acquisition-related expenses (a)	3.95	—	4.00
Non-GAAP diluted EPS guidance	$14.85	—	$15.60

* The known adjustments are presented net of their related tax impact, which amount to approximately $1.10 to $1.11 per share.

(a) The adjustments relate primarily to noncash amortization of intangible assets acquired in business combinations.

Our GAAP diluted EPS guidance does not include the effect of GAAP adjustments triggered by events that may occur subsequent to this press release such as acquisitions, asset impairments, litigation and changes in the fair value or our contingent consideration.

Reconciliation of GAAP Tax Rate Guidance to Non-GAAP
Tax Rate Guidance for the Year Ending December 31, 2020
(Unaudited)

GAAP tax rate guidance	10.5%	—	11.5%
Tax rate of known adjustments discussed above		3%
Non-GAAP diluted EPS guidance	13.5%	—	14.5%